Exhibit 10-U

2015 Incentive Compensation Grants
Exclusion of Pension and OPEB Accounting Change
On January 7, 2016, the Company announced a change to its method for reporting certain components of its defined benefit pension and other postretirement employee benefit (“OPEB”) plans. Under the new method, which was adopted on December 31, 2015, the Company will immediately recognize pension and OPEB remeasurement gains and losses in income in the year incurred (generally in the fourth quarter) rather than amortizing them over many years. Historically, the Company recognized remeasurement gains and losses as a component of Accumulated Other Comprehensive Income/(Loss) and amortized them as a component of net periodic benefit cost, subject to a corridor, over the remaining service period of active employees. In addition, the Company previously used a market-related value of plan assets that recognized changes in fair value over time to calculate the expected return on plan assets.
The change directly impacts the calculation of Automotive Operating Margin, which is a metric in both the Company’s Annual Incentive Compensation Plan for the 2015 performance period and the 2015 Performance-Based Restricted Stock Unit grants. This impact increased 2015 performance-to-target for the Automotive Operating Margin metric for both the Annual Incentive Compensation Plan and the Performance-Based Restricted Stock Unit grants and, thus, would increase overall payouts under both incentive grants.
On the recommendation of management, the Compensation Committee decided on February 10, 2016, that the impact of the change for pension and OPEB reporting should be excluded from the calculation of the Automotive Operating Margin metric for Company Vice Presidents and above for the 2015 performance period for the Annual Incentive Compensation Plan and the 2015 Performance-Based Restricted Stock Unit grants. Consequently, such officers will not benefit from the Company’s decision to change its method for reporting pension and OPEB. Because the effect of the change was not reflected in the Automotive Operating Margin target for the 2015 incentive plan grants, management and the Compensation Committee agreed that such officers should not benefit from a decision whose effect increased incentive plan payouts.